EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Sunburst Acquisitions IV, Inc.

We consent to the incorporation in the Registration Statement on Form SB-2 of Sunburst Acquisitions IV, Inc (A Development Stage Company) of our auditor's report dated July 31, 2004 on the balance sheet of Sierra Minerals and Mining Inc. as at June 30, 2004 and the related statement of operations, stockholders' deficit and cash flows for the period from March 19, 2004 (inception) to June 30, 2004.

We also consent to the reference to us as experts in matters of accounting and audit in this registration statement.


"Pannell Kerr Forster"


Pannell Kerr Forster


November 8, 2004